75 Rockefeller Plaza 16nd Floor New York, NY 10019 212.265-7013 Fax: 212.265-6374 www.triaxadvisors.com

FOR IMMEDIATE RELEASE

Contact:

Joseph E. Sarachek
Managing Director
(212) 265-7013
jsarachek@triaxadvisors.com
www.triaxcapitaladvisors.com

Triax Capital Advisors engaged by HydroGen to assist in
restructuring process of cleantech power plant manufacturer

New York, New York – October 27, 2008 – Triax Capital Advisors, LLC, a New York based boutique merchant banking firm said today that it is actively marketing for sale the assets of Hydrogen LLC, a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems which filed a voluntary petition under Chapter 11 of the US bankruptcy code on October 22, 2008 in the U.S. Bankruptcy Court for the Southern District of New York.  Hydrogen LLC is a subsidiary of HydroGen Corporation (Nasdaq: HYDG) .

Joseph E. Sarachek, the Managing Partner of Triax commented: “The cleantech sector is very hot right now and we are hopeful that we will be successful in this restructuring process and finding the right strategic alternative for the Company.”

Scott Schecter, Chief Executive Officer of HydroGen, added: “We are happy to have Triax assisting us in this process. Triax has reached out to potential partners, and we continue to have faith that they will find a suitor for the Company.”

About Triax Capital Advisors:  Triax Capital Advisors is a boutique merchant banking firm which focuses on financial and operational restructurings.   It is located at 75 Rockefeller Plaza, 16th Floor, New York, New York10019.  Tel: 212 265-7013 Fax 212 265-6374.  Website is www.triaxcapitaladvisors.com.  Email contact: jsarachek@triaxadvisors.com.

About HydroGen Corporation
HydroGen Corporation, through its wholly-owned subsidiary, HydroGen, LLC, is a developer of multi-megawatt fuel cell systems utilizing its proprietary 400 kW phosphoric acid fuel cell (PAFC) technology. Advancing fuel cell technology originally developed by Westinghouse Corporation, the Company targets market applications where hydrogen is currently available and other drivers favoring the adoption of fuel cells are present.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to raise capital, complete a sale of the Company or its assets or a  restructuring, maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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